Shamrock Capital Advisors, Inc. Special Dividend Recapitalization July 2007 Exhibit 1

Shamrock Activist Value Fund 2 SHAMROCK Table of Contents I. Executive Summary II. Compelling Financing Story III. Proposed Transaction IV. Transaction Rationale V. Financial Detail

Shamrock Activist Value Fund
SHAMROCK

Executive Summary
NUCO is a highly attractive business
– Dominant market share in bulk beverage-grade CO

– 116,000 customer accounts in 45 states
– High gross and operating margins
– Further national chain penetration presents future growth opportunities
– Solid asset coverage – in-place tank network worth roughly $200 million
– Minimal customer churn creates stable recurring revenue model
NUCO’s balance sheet is underleveraged
– Net debt at 3/31/07 – $36 million – less than 1.0x TTM EBITDA
– NUCO could borrow 4.0x debt to EBITDA
Recommendation
– We recommend a special dividend of $7.00 per share
– Rewards shareholders and preserves share liquidity

Shamrock Activist Value Fund
SHAMROCK

Compelling Financing Story
Business model is compelling and creates shareholder value
– Recurring monthly revenue from installed base of 116,000 customers
– NUCO operates 127 service locations covering 45 states
– Organic growth prospects above-average
– Key relationships with top tier customers: McDonald’s, Burger King, Subway, Taco Bell, 7-Eleven,
Loews Theaters, Six Flags, Disney World, Madison Square Garden
– Attractive EBITDA margins: 30%+
– Business appears to be recession resistant with minimal seasonality
Management announced plan to enhance profitability – January 2007
– Management focused on serving and growing most profitable customers
– Customer focus improves route density and profit margins
– Signing MSAs with large food service operators drives store-level penetration
– Redeployment of under-utilized tank assets
– Free cash flow should expand meaningfully
» $100 mm projected in the next 36 months

Shamrock Activist Value Fund
SHAMROCK

Proposed Transaction
New $150 mm debt facility – less than 4.0x EBITDA
Regular annual dividend of $0.25 reflecting a yield of 1%
Use net proceeds of approximately $108 million to pay special dividend
Sources: Uses:
New facility $150.0 Special dividend $107.5
Cash on hand 0.2 Repay old facility 36.3
Financing fees 3.0
Cash on hand 3.4
Total sources $150.2 Total uses $150.2

Shamrock Activist Value Fund
SHAMROCK

Transaction Rationale
Improves shareholder value
– Provides partial liquidity to all shareholders
– Reflects management’s commitment to strong and balanced capital management policy
– Appropriate financial flexibility remains
– Additional debt capacity and operating cash flow generation preserve flexibility to support growth and operations
Better than a self-tender
– Large share repurchase is not accretive at current share price levels
– A repurchase would substantially shrink share liquidity which is already low
– Successful execution of a self-tender is not assured as shareholders may elect to not participate

Shamrock Activist Value Fund
SHAMROCK

Financial Detail
ROE improves by 70%
Leverage ratio and credit statistics remain reasonable
Status Quo: 2008P 2009P 2010P
ROE 9.4% 10.7% 11.2%
Debt / EBITDA 0.9x 0.3x 0.0x
EBITDA / Interest Expense 12.0x 26.0x 118.4x
Net Debt $43.8 $14.2 ($24.0)
After Recapitalization: 2008P 2009P 2010P
ROE 16.0% 18.3% 18.3%
Debt / EBITDA 2.7x 2.1x 1.4x
EBITDA / Interest Expense 4.3x 5.9x 8.3x
Net Debt $128.2 $109.2 $81.8